SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 24, 2006

CRANE CO.

(Exact name of registrant as specified in its charter)

DELAWARE

(State or other jurisdiction of incorporation)

1-1657	13-1952290
(Commission File Number)	(IRS Employer Identification No.)

100 First Stamford Place, Stamford, CT	06902
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 363-7300

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THIS REPORT

Section 2 – FINANCIAL INFORMATION

Item 2.02 Results of Operations and Financial Condition.

On July 24 2006, Crane Co. announced its results of operations for the quarter ended June 30, 2006. Copies of the related press release and quarterly financial data supplement are being furnished as Exhibits 99.1 and 99.2 to this Form 8-K.

The information furnished under Item 2.02 of this Current Report on Form 8-K, including Exhibits 99.1 and 99.2, is not deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended.

SECTION 8 – OTHER EVENTS

ITEM 8.01 Other Events

The following information is provided in order to update the discussion in the Company’s previously filed reports with respect to its asbestos liability.

Information Regarding Claims and Costs

As of June 30, 2006, the Company was a defendant in cases filed in various state and federal courts alleging injury or death as a result of exposure to asbestos. Activity related to asbestos claims during the periods indicated was as follows:

	Three Months Ended June 30,		Six Months Ended June 30,		Year Ended December 31, 2005
	2006	2005	2006	2005
Beginning claims	89,164	86,923	89,017	84,977	84,977
New claims	978	2,285	2,282	5,092	7,986
Settlements	(264)	(326)	(572)	(739)	(1,829)
Dismissals	(1,045)	(319)	(1,894)	(767)	(2,117)

Ending claims *	88,833	88,563	88,833	88,563	89,017

*	Does not include 36,175 maritime actions that were filed in the United States District Court for the Northern District of Ohio and transferred to the Eastern District of Pennsylvania pursuant to an order by the Federal Judicial Panel on Multi-District Litigation (“MDL”). These claims have been placed on the inactive docket of cases that are administratively dismissed without prejudice in the MDL.

Of the 88,833 pending claims as of June 30, 2006, approximately 25,000 claims were pending in New York, approximately 32,500 claims were pending in Mississippi, approximately 9,000 claims were pending in Texas and approximately 3,400 claims were pending in Ohio, all jurisdictions in which legislation or judicial orders restrict the types of claims that can proceed to trial on the merits.

Since the termination of the comprehensive master settlement agreement (“MSA”) on January 24, 2005, the Company has been resolving claims filed against it in the tort system. The Company has not re-engaged in discussions with representatives of current or future asbestos claimants with respect to such a comprehensive settlement. While the Company believes that federal legislation to establish a trust fund to compensate asbestos claimants is the most appropriate solution to the asbestos litigation problem, there is substantial uncertainty regarding whether this will occur and, if so, when and on what terms. The Company remains committed to exploring all feasible alternatives available to resolve its asbestos liability in a manner consistent with the best interests of the Company’s shareholders.

The gross settlement and defense costs incurred (before insurance and tax effects) for the Company in the six-month periods ended June 30, 2006 and 2005 totaled $31.2 million and $19.9 million, respectively. In contrast to the recognition of settlement and defense costs that reflect the current level of activity in the tort system, cash payments and receipts generally lag the tort system activity by several months or more. Cash payments of settlement amounts are not made until all releases and other required documentation are received by the Company, and payments of both settlement amounts and defense costs by insurers are subject to delays due to the transition from the Company’s primary insurers to its excess insurers. In addition, during the second quarter of 2006 the Company changed its method of processing payments in order to utilize the services of a third party firm specializing in allocation of settlement and defense costs to insurers resulting in a transitioning delay in payments which the Company expects will be caught up in the third quarter. The Company’s total pre-tax cash payments for settlement and defense costs, net of payments from insurers and including certain legal fees and expenses relating to the terminated MSA in the six-month periods ended June 30, 2006 and 2005 totaled $9.1 million and $19.2 million respectively. Detailed below are the comparable amounts for the periods indicated.

(In millions)	Three Months Ended June 30,		Six Months Ended June 30,		Year Ended December 31, 2005	Cumulative to date through June 30, 2006
	2006	2005	2006	2005
Settlement costs incurred (1)	$5.5	$5.1	$11.3	$8.1	$17.4	$67.5
Defense costs incurred (1)	10.5	7.6	19.9	11.8	27.7	93.6

Total costs incurred	$16.0	$12.7	$31.2	$19.9	$45.1	$161.1

Pre-tax cash payments (receipts) (2)	$(.2)	$8.4	$9.1	$19.2	$45.3	$94.1
(Refund) associated with terminated MSA	—	—	—	$(9.9)	$(9.9)	$.1

(1)	Before insurance recoveries and tax effects.
(2)	Net of payments received from insurers. Amounts include advance payments to third parties that are reimbursable by insurers and certain legal fees and expenses related to the terminated MSA.

The amounts shown for settlement and defense costs incurred, and cash payments, are not necessarily indicative of future period amounts, which may be higher or lower than those reported.

In 2005, the Company did not receive significant reimbursements from insurers as the Company’s cost sharing agreement with primary insurers were essentially exhausted. The Company continues to negotiate with various of its excess insurers whose policies provide substantial insurance coverage for asbestos liabilities and reimbursements from such insurers for past and ongoing settlement and defense costs allocable to their policies will be made as coverage-in-place and other agreements are reached with such insurers.

On July 22, 2005, the Company entered into an agreement to settle its insurance coverage claims for asbestos and other liabilities against certain underwriters at Lloyd’s of London reinsured by Equitas Limited (“Equitas”) for a total payment of $33 million. Under the agreement, $1.5 million was paid to the Company in the third quarter of 2005. The balance was placed into escrow for the payment of future asbestos claims and funds remaining in escrow will be paid to the Company on January 3, 2007, if no federal asbestos legislation is enacted by that date. If federal asbestos reform is enacted before January 3, 2007, the money then remaining in escrow would be paid to Equitas, subject to a payment of $1.5 million to the Company and a hold-back of certain funds in escrow for the payment of asbestos claims during the year following enactment of asbestos legislation. The Company’s settlement with Equitas resolves all its claims against pre-1993 policies issued to the Company by certain underwriters at Lloyd’s of London and reinsured by Equitas.

Effective March 1, 2006, the Company entered into two agreements with Hartford Accident and Indemnity Company and certain affiliated companies (“Hartford”) settling all outstanding claims under the Company’s primary policies with Hartford for a final payment of $1.3 million and establishing a coverage-in-place arrangement for asbestos claims under the Company’s excess policies with Hartford, including a payment of $2.6 million for claims billed to Hartford through September 1, 2005. The Company received these payments in March 2006 and April 2006, respectively. The agreements with Hartford also include provisions for mutual releases, indemnification of Hartford and claims handling procedures.

Effective April 10, 2006, the Company and Everest Reinsurance Company and Mt. McKinley Insurance Company (collectively, “Everest”) reached a settlement agreement pursuant to which, among other things, Everest’s insurance coverage obligations for asbestos claims under the three historical Everest policies issued to Crane Co. were released. A $3.8 million cash payment under this settlement agreement was received by the Company on April 21, 2006.

On June 30, 2006, the Company and Fireman’s Fund Insurance Company (“Fireman’s Fund”) entered into an agreement, effective July 3, 2006, establishing a coverage-in-place arrangement for asbestos claims under the Company’s excess policies with Fireman’s Fund, including a payment of $2.3 million for claims billed to Fireman’s Fund through June 26, 2006, to be paid on or before August 15, 2006. The agreement with Fireman’s Fund also includes provisions for mutual releases, indemnification of Fireman’s Fund and claims handling procedures.

The Company anticipates that one or more additional agreements with other excess insurers, such as coverage-in-place agreements, may be executed in 2006, and the Company believes that the payment terms of such agreements will be consistent with the overall estimated future reimbursement rate of 40%, although the actual reimbursement rate will vary from period to period due to policy terms and certain gaps in coverage as described below.

Effects on the Consolidated Financial Statements

The Company has retained the firm of Hamilton, Rabinovitz & Alschuler, Inc. (“HR&A”), a nationally recognized expert in the field, to assist management in estimating the Company’s asbestos liability in the tort system. HR&A reviewed information provided by the Company concerning claims filed, settled and dismissed, amounts paid in settlements and relevant claim information such as the nature of the asbestos-related disease asserted by the claimant, the jurisdiction where filed and the time lag from filing to disposition of the claim. The methodology used by HR&A to project future asbestos costs was based largely on the Company’s experience during 2004 and 2005 for claims filed, settled and dismissed. The Company’s experience was compared to the results of previously conducted epidemiological studies estimating the number of people likely to develop asbestos-related diseases. Those studies were undertaken in connection with national analyses of the population of workers believed to have been exposed to asbestos. Using that information, HR&A estimated the number of future claims that would be filed, as well as the related settlement or indemnity costs that would be incurred to resolve those claims. This methodology has been accepted by numerous courts and is the same methodology that is utilized by the expert who is routinely retained by the asbestos claimants committee in asbestos-related bankruptcies. After discussions with the Company, HR&A assumed that costs of defending asbestos claims in the tort system would increase to $37 million in 2006 and remain at that level (with increases of 4.5% per year for inflation) indexed to the number of estimated pending claims in future years. Based on this information, HR&A compiled an estimate of the Company’s asbestos liability for pending and future claims, based on claim experience over the past two years and covering claims expected to be filed through the year 2011. Although the methodology used by HR&A will also show claims and costs for periods subsequent to 2011 (up to and including the endpoint of the asbestos studies referred to above), management believes that the level of uncertainty is too great to provide for reasonable estimation of the number of future claims, the nature of such claims or the cost to resolve them for years beyond 2011, particularly given the possibility of federal legislation within that time frame. While it is reasonably possible that the Company will incur additional charges for asbestos liabilities and defense costs in excess of the amounts currently provided, the Company does not believe that any such amount can be reasonably estimated beyond 2011. Accordingly, no accrual has been recorded for any costs which may be incurred beyond 2011.

Management has made its best estimate of the costs through 2011 based on the analysis by HR&A completed in January 2006. The Company compared the current asbestos claim activity as of June 30, 2006 to the assumptions in the HR&A analysis and determined that the accrual continues to be appropriate. A liability of $564.6 million has been recorded to cover the estimated cost of asbestos claims now pending or subsequently asserted through 2011, of which approximately 55% is attributable to settlement and defense costs for future claims projected to be filed through 2011. The liability is reduced when cash payments are made in respect of settled claims and defense costs. It is not possible to forecast when cash payments related to the asbestos liability will be fully expended; however, it is expected such cash payments will continue for many years, due to the significant proportion of future claims included in the estimated asbestos liability. An asset of $226.4 million has been recorded representing the probable insurance reimbursement for such claims using a rate of 40% for future recoveries.

A significant portion of the Company’s settlement and defense costs have been paid by its primary insurers and one umbrella insurer up to the agreed available limits of the applicable policies. The Company has substantial excess coverage policies that are also expected to respond to asbestos claims as settlements and other payments exhaust the underlying policies. The same factors that affect developing estimates of probable settlement and defense costs for asbestos-related liabilities also affect estimates of the probable insurance payments, as do a number of additional factors. These additional factors include the financial viability of the insurance companies, the method by which losses will be allocated to the various insurance policies and the years covered by those policies, how settlement and defense costs will be covered by the insurance policies and interpretation of the effect on coverage of various policy terms and limits and their interrelationships. In addition, the timing and amount of reimbursements will vary because the Company’s insurance coverage for asbestos claims involves multiple insurers, with different policy terms and certain gaps in coverage. In addition to consulting with legal counsel on these insurance matters, the Company retained insurance consultants to assist management in the estimation of probable insurance recoveries based upon the aggregate liability estimate described above and assuming the continued viability of all solvent insurance carriers. After considering the foregoing factors and consulting with legal counsel and such insurance consultants, the Company determined its probable insurance reimbursement rate to be 40%.

Estimation of the Company’s ultimate exposure for asbestos-related claims is subject to significant uncertainties, as there are multiple variables that can affect the timing, severity and quantity of claims. The Company cautions that its estimated liability is based on assumptions with respect to future claims, settlement and defense costs based on recent experience during the last few years that may not prove reliable as predictors. A significant upward or downward trend in the number of claims filed, depending on the nature of the alleged injury, the jurisdiction where filed and the quality of the product identification, or a significant upward or downward trend in the costs of defending claims, could change the estimated liability, as would any substantial adverse verdict at trial. A legislative solution or a revised structured settlement transaction could also change the estimated liability.

Since many uncertainties exist surrounding asbestos litigation, the Company will continue to evaluate its estimated asbestos-related liability and corresponding estimated insurance reimbursement as well as the underlying assumptions and process used to derive these amounts. These uncertainties may result in the Company incurring future charges or increases to income to adjust the carrying value of recorded liabilities and assets, particularly if the number of claims and settlement and defense costs change significantly or if legislation or another alternative solution is implemented; however, the Company is currently unable to estimate such future changes. Although the resolution of these claims may take many years, the effect on results of operations and financial position in any given period from a revision to these estimates could be material.

Certain Legal Proceedings

On January 21, 2005, five of the Company’s insurers within two corporate insurer groups filed suit in Connecticut state court seeking injunctive relief against the Company and declaratory relief against the Company and dozens of the Company’s other insurers. The suit also sought temporary and permanent injunctive relief restraining the Company from participating in any further settlement discussions with representatives of asbestos plaintiffs or agreeing to any settlement unless the Company permitted the plaintiff insurers to both participate in such discussions and have a meaningful opportunity to consider whether to consent to any proposed settlement, or unless the Company elected to waive coverage under the insurers’ policies. The plaintiffs also sought expedited discovery on, among other things, the Company’s proposed global settlement. At a hearing on February 22, 2005, the Company (i) contested the application for temporary injunctive relief and expedited discovery; (ii) moved to dismiss the count of the Complaint seeking injunctive relief on the grounds that the count was moot insofar as it addressed the proposed global settlement terminated on January 24, 2005 and not appropriate for determination insofar as it sought relief regarding any future negotiations with representatives of asbestos claimants; and (iii) moved to dismiss counts of the Complaint seeking declaratory relief with respect to the proposed global settlement as moot. At the hearing, the Court denied the plaintiff insurers’ application for temporary injunctive relief and expedited discovery. In denying temporary injunctive relief, the Court stated that the plaintiffs could not show irreparable injury and that the plaintiff insurers would have an adequate remedy at law. In light of the Court’s ruling and the Company’s motions to dismiss, the insurer plaintiffs sought and received leave to amend their Complaint to remove certain declaratory relief counts and to remove or restate the remaining allegations.

On April 8, 2005, the insurer plaintiffs filed an Amended Complaint raising five counts against the Company. The Amended Complaint seeks: (i) declaratory relief regarding the Company’s rights to coverage, if any, under the policies; (ii) declaratory relief regarding the Company’s alleged breaches of the policies in connection with an alleged increase in asbestos claim counts; (iii) a declaration of no coverage in connection with allegedly time-barred claims; (iv) declaratory relief against the Company and the other insurer defendants for allocation of damages that may be covered under the insurance policies; and (v) preliminary and permanent injunctive relief. On April 18, 2005, the Company moved to dismiss the claims for injunctive relief on the grounds that the Court had no jurisdiction to consider the claims because they were speculative and unripe. On October 19, 2005, the Court denied the Company’s motion to dismiss, ruling that the injunctive claims were not unripe. Nonetheless, the Court noted that the Company later could seek summary judgment in connection with the injunctive claims if discovery shows them to be without factual basis. Everest Reinsurance Company and Mt. McKinley Insurance Company (collectively, “Everest”) are two of the plaintiffs in the Connecticut state court action. As referenced above, effective April 10, 2006, the Company and Everest reached a settlement agreement pursuant to which, among other things, Everest’s insurance coverage obligations for asbestos claims under the three historical Everest policies issued to Crane Co. were released in exchange for a $3.8 million cash payment, which was received by the Company on April 21, 2006. The Company continues to believe it has meritorious defenses to all the counts of the Amended Complaint and intends to defend this matter vigorously.

Section 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01. Financial Statements and Exhibits.

(a)	None

(b)	None

(c)	None

(d)	Exhibits

99.1	Earnings Press Release dated July 24, 2006, issued by Crane Co.

99.2	Crane Co. Quarterly Financial Data Supplement for the quarter ended June 30, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRANE CO.

Dated: July 24, 2006	By:	/s/ J. Robert Vipond
J. Robert Vipond
Vice President, Finance and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Earnings Press Release dated July 24, 2006, issued by Crane Co.

99.2	Crane Co. Quarterly Financial Data Supplement for the quarter ended June 30, 2006

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